As filed with the Securities and Exchange Commission on August 4, 1997
                            File No. 333-___________
 -------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-8
             Registration Statement Under the Securities Act of 1933


                  DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION
--------------------------------------------------------------------------------

             (Exact Name of Registrant as Specified in its Charter)



          State of Delaware                                65-0014636
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(State or Other Jurisdiction of Incorporation or      (IRS Employer ID No.)
          Organization


              16910 Dallas Parkway, Suite 100, Dallas, Texas 75248
--------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                       Agreement and Release of All Claims
--------------------------------------------------------------------------------
                            (Full Title of the Plan)


                        Kevin B. Halter, Jr., Secretary,
              16910 Dallas Parkway, Suite 100, Dallas, Texas 75248
--------------------------------------------------------------------------------
                     (Name and Address of Agent For Service)

                                 (972) 248-1922
--------------------------------------------------------------------------------

          (Telephone Number, Including Area Code, of Agent For Service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following line: [X]

                         CALCULATION OF REGISTRATION FEE




                                           Proposed Maximum        Proposed Maximum
  Title of Securities                       Offering Price Per      Aggregate Offering
   to be Registered       Amount to be           Share                   Price                Amount of
                           Registered                                                       Registration Fee
---------------------     ------------     -------------------     -------------------      ----------------
     Common Stock           136,364            $0.5625(1)             $ 76,704.75                $23.24
     Common Stock            50,000            $2.00 (2)              $100,000.00                $30.30
------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the closing price of the Common Stock on the AMEX on July 31, 1997.
(2) As specified in the Plan.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents are incorporated by reference into the registration statement:

1.    The Company's Annual Report on Form 10-KSB for the year ended June 30,
      1996;

2. The Company's Quarterly Reports on Forms 10-QSB and 10-QSB/A for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997; and

3. The Company's Current Reports on Forms 8-K dated April 3, 1997, April 3, 1997 and May 9, 1997.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities covered hereby then remaining unsold shall be deemed to be incorporated as by reference herein and to be part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Registration Statement.

Item 4.  Description of Securities.

Securities are registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

The validity of the issuance of the securities registered pursuant to this registration statement is being passed upon for the Company by Rudolph L. Ennis, its General Counsel and Assistant Secretary.

Item 6.  Indemnification of Directors and Officers.

The Certificate of Incorporation of the Company provides for the indemnification of officers, directors, agents and employees of the Company to the fullest extent permitted by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company has the power to purchase and maintain insurance for such persons. The Delaware General Corporation Law also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The above  discussion  of the  Company's  Certificate  of  Incorporation  and of
Section 145 of the Delaware Code is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation and the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Does not apply

Item 8.  Exhibits.

5 Opinion of Rudolph L. Ennis, Attorney, General Counsel of the Company, regarding legality
24.1     Consent of Coopers & Lybrand L.L.P.
24.2     Consent of Rudolph L. Ennis (included in Exhibit 5)
99 Agreement and Release of All Claims dated July 3, 1997 between Hugh C. Coppen and the Company (the "Plan")

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions,or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on the 4th day of August, 1997.


DIGITAL COMMUNICATIONS TECHNOLOGY CORPORATION

        /s/ Kevin B. Halter
By: ___________________________________________________
        Kevin B. Halter, Chairman

Pursuant to the requirements on the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                             Title                                       Date

/s/ Kevin B. Halter
________________________        Chairman and Director                         August 4, 1997
 Kevin B. Halter

/s/ Clifford E. Patton
________________________        President and Chief Executive Officer         August 4, 1997
 Clifford E. Patton


/s/ Kevin B. Halter, Jr.
________________________        Vice President, Secretary and Director        August 4, 1997
 Kevin B. Halter, Jr.


/s/ Douglas L. Miller
________________________        Vice President and Chief Financial Officer    August 4, 1997
 Douglas L. Miller


                                       4



/s/ Gary C. Evans
________________________        Director                                      August 4, 1997
 Gary C. Evans


/s/ James Smith
________________________        Director                                      August 4, 1997
 James Smith


/s/ Don R. Benton
________________________       Director                                       August 4 , 1997
 Don R. Benton


                                  Exhibit Index
                                  -------------



Exhibit No.                Document
----------                 --------

5 Opinion of Rudolph L. Ennis, Attorney, General Counsel of the Company, regarding legality
24.1     Consent of Coopers & Lybrand L.L.P.
24.2     Consent of Rudolph L. Ennis (included in Exhibit 5)
99 Agreement and Release of All Claims dated July 3, 1997 between Hugh C. Coppen and the Company (the "Plan")

Exhibit 5


 August 4, 1997


Digital Communications Technology Corporation
16910 Dallas Parkway, Suite 100
Dallas, Texas 75248


Re:  Registration Statement on Form S-8


Ladies and Gentlemen:

In connection with your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, in the aggregate of 186,364 shares of Common Stock (the "Common Stock") of Digital Communications Technology
Corporation (the  ""Company")  issuable to Hugh C. Coppen,  formerly  President,
Chief Executive Officer and Director of the Company under an Agreement and Release of All Claims between Mr.
Coppen and the Company (the "Plan"), it is my opinion that:

     (i) the Company has the authority to issue the Common Stock in the manner and under the terms set forth in the Registration Statement and the Plan;

    (ii) the Common Stock has been duly authorized and, subject to effectiveness of the Registration Statement and when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and its use as a part of the Registration Statement.

Very truly yours,

/s/ Rudolph L. Ennis
-----------------------
Rudolph L. Ennis
General Counsel of the Company

Exhibit 24.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated August 23, 1996 on our audits of the consolidated financial statements of Digital Communications Technology Corporation and Subsidiaries.


/s/ Coopers & Lybrand L.L.P.
----------------------------
Coopers & Lybrand L.L.P.
Miami, Florida
August 4, 1997

Exhibit 99

                       AGREEMENT AND RELEASE OF ALL CLAIMS


This AGREEMENT AND RELEASE OF ALL CLAIMS (this "Agreement") is made and entered into this 3rd day of July, 1997, by and between Hugh C. Coppen, on behalf of himself and his heirs and personal representatives ("Coppen"), and Digital Communications Technology Corporation, on behalf of itself, its shareholders, directors, officers, employees, successors and assigns (the "Company").

                                    RECITALS

A. Coppen commenced employment with the Company on or about May 6, 1996 pursuant to an employment agreement between them dated April 2, 1996 (the "Employment Agreement").

B. The Company desires to terminate the Employment Agreement and Coppen and the Company wish to settle and compromise all matters between them and to forever release and discharge the other from any and all claims either may have now or in the future against the other arising from the Employment Agreement or as a result of Coppen's employment and termination of employment by the Company.

NOW,  THEREFORE,   in  consideration  of  the  premises  and  agreements  herein contained, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1. The Employment Agreement is hereby terminated as of May 20, 1997 and of no further force and effect. This Agreement constitutes the complete understanding between the parties. No amendment or modification of this Agreement, nor other promises or agreements between the parties on the subject matter hereof, shall be binding or of any effect unless in writing and signed by the parties.

2. The Company agrees to issue to Coppen 136,364 shares of the Company's common stock (the "Common Stock"). The Company shall (i) promptly prepare and file with the Securities and Exchange Commission a registration statement on appropriate form seeking registration of the Common Stock under the Securities the Securities Act of 1933, as amended, (ii) use its best efforts to have such registration statement declared effective as soon as practicable following filing, and (iii) use its best efforts to maintain the effectiveness of such registration statement. Within ten (10) days of the effective date of the registration of the Common Stock, the Company shall issue to Coppen the Common Stock in certificate form without restrictive legend.

3. The Company hereby reconfirms its grant to Coppen of an option to purchase 50,000 shares of the Company's common stock at an exercise price per share of $2.00 (the "Options"). The Options shall be considered issued and fully vested as of July 1, 1997 without any further action or issuance by the Company or acknowledgement by Coppen. The Options must be exercised on or before June 30, 1998. Thereafter, the Options become null and void. Upon the death or disability of Coppen before the expiration of the Options, the Options may be exercised by Coppen's executor or personal representative. The Options may be exercised by Coppen, his executor or personal representative, as the case may be, in whole or in part, by written letter addressed to the Chairman of the Board, Digital Communications Technology Corporation, 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248, (i) clearly expressing the desire to exercise all or a specified number of the Options (ii) containing Coppen's then current residential address and social security number or other federal tax identification number and (iii) accompanied by a cashier's or certified check for a sum equal to $2.00 times the number of Options exercised. Upon receipt of such letter and check, the Company shall thereafter place in the mails to Coppen the share certificate for the Options exercised within five (5) business days.

4. Coppen covenants and warrants that no proprietary information of the Company, in documentary, electronic or other tangible form, is in his possession and, should Coppen discover contrariwise, he shall promptly return such proprietary information to the Company without disclosure thereof to any other person.

5. Coppen agrees that he will not, for himself or on behalf of others, solicit, nor facilitate in any way solicitation by others seeking, the employment or other retention of services of any employee of the Company for a period of one
(1) year from the date hereof.

6. The Company and Coppen, and any person claiming by or through either of them, agree to release and forever discharge the other from any and all claims, demands, losses, damages, actions or causes of action of whatever kind or nature for or because of anything done, omitted or suffered to be done by the other prior to and including the date hereof arising out of or in connection with Coppen's employment or termination of employment with the Company.

7. Each party agrees to indemnify and hold harmless the other from and against all losses, damages, costs, expenses or attorney's fees incurred by the other arising out of the party's breach of this Agreement. Coppen further agrees that any breach of this Agreement by him shall entitle the Company to recover, as liquidated damages, the consideration it paid to him under this Agreement, in addition to any costs, expenses or attorneys' fees incurred by the Company as a result of the breach. Any statement bona fidely and reasonably believed by the Company to have been made pursuant to its obligations as an issuer and reporting company under the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, cannot be and shall not be deemed a breach of this Agreement or a breach of any legal duty or obligation of the Company otherwise owed Coppen, whether claimed as defamation, invasion of privacy, false light or the like, or otherwise.

8. GOVERNING LAW, VENUE AND JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT
REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES. THE PARTIES AGREE THAT JURISDICTION AND VENUE WITH RESPECT TO ANY LAWSUIT BETWEEN THE PARTIES INVOLVING THE INTERPRETATION, COMPLIANCE OR ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE FEDERAL OR STATE COURTS LOCATED IN DALLAS COUNTY, STATE OF TEXAS.

9. If any provision of this Agreement shall be determined to be illegal, invalid or unenforceable, the illegal, invalid or unenforceable provision shall be stricken, but the remaining provisions shall not be affected thereby.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first set forth above.


Digital Communications Technology Corporation


        /s/ Kevin B. Halter
By: ________________________________________
      Kevin B. Halter, Chairman of the Board





Hugh C. Coppen,
   an Individual

 /s/ Hugh C. Coppen
___________________________________________